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                                                                    EXHIBIT 10.1

                           ASSET PURCHASE AGREEMENT
                           ------------------------

       AGREEMENT made this 1st day of November, 1996, by and between SID HARVEY INDUSTRIES, INC., a New York corporation with its principal office at 605 Locust Street, Garden City, New York 11530 (hereinafter "SELLER"), and PAMECO CORPORATION, a Delaware corporation with its principal office at 1000 Center Place, Norcross, Georgia 30093 (hereinafter "BUYER"), collectively the "PARTIES".

                                  WITNESSETH:


       WHEREAS, SELLER, in addition to conducting other business operations in other geographic regions of the United States, has acquired certain assets, including but not limited to, inventory, equipment, and an on-going business value, with fifty-three (53) business locations, at fifty-two (52) separate facilities in the States of North Carolina, South Carolina, Georgia, Florida, Mississippi, Louisiana and Tennessee, which facilities are specifically identified in Exhibit "A", hereto (the "S.E. USA BUSINESS").

       WHEREAS, SELLER desires to sell substantially all of its assets (other than Excluded Assets, as hereinafter defined in Section 1.2) now owned and held by it and used in connection with the operation of the S.E. USA BUSINESS.

       WHEREAS, BUYER, desires to purchase substantially all of such assets owned and held by SELLER and used in connection with the operation of the S.E. USA BUSINESS, upon the terms and conditions hereinafter set forth, and to continue the operation of the S.E. USA BUSINESS in BUYER'S own name.

       NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the PARTIES hereto, intending to be legally bound, agree as follows:
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                        1.  SALE AND PURCHASE OF ASSETS

       1.1. ASSETS TO BE SOLD AND PURCHASED.

On the Closing Date (hereafter defined in Section 13), subject to the terms and conditions set forth, SELLER agrees to sell, assign, transfer, convey and deliver, and BUYER agrees to purchase, acquire, assume and accept, all of the SELLER'S right title and interest, as exists on the close of business on the Closing Date, in and to the following assets of the SELLER, which shall be free and clear of any and all claims, liens and encumbrances whatsoever (all which are collectively referred to herein as the "ACQUISITION ASSETS"):

       A.   THE ACCOUNTS RECEIVABLE.

       All rights to the proceeds from the collection of the outstanding amount due from the SELLER'S customers who purchased items from any of the locations included on Exhibit "A". SELLER has the sole right to exclude certain customers' receivables. SELLER agrees that prior to Closing, it will permit BUYER'S lenders and their authorized agents and representatives reasonable access to such records and documents that may be necessary to conduct a field examination of the accounts receivable listed in Preliminary Schedule 1.lA. To the extent that such field examination results in BUYER'S lenders refusing to recognize any of the accounts receivable contained in Preliminary Schedule 1.1A as qualified accounts receivable for lending purposes based on the criteria of the validity of the customer/receivable rather than on the age of the receivable, SELLER shall retain said non-qualified accounts receivable, and said nonqualified accounts receivable shall not be listed as transferred accounts receivable on the Updated Schedule 1.1A.

       B.   THE EQUIPMENT.

       All equipment, machinery, leasehold improvements, fixtures, furniture, office and store supplies, motor vehicles, telecommunications equipment and all other miscellaneous tangible personal property of the S.E. USA BUSINESS located at the facilities identified in Exhibit "A"' (the "Equipment"), including, but not limited to, those items detailed in Schedule 1.1B, hereto. With regard to each motor vehicle, whether acquired by purchase or assignment of lease, the

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BUYER will have a thirty (30) day period in which to effect the transfer, as necessary, of new license tags. During this thirty day period, or any extension thereof agreed to by SELLER, BUYER shall maintain required automotive liability insurance on each vehicle, which insurance shall name SELLER as an additional insured. BUYER shall deliver to SELLER at Closing a Certificate of Insurance evidencing compliance with this obligation. BUYER further agrees to use its best efforts to effect an assignment to BUYER of any leases of motor vehicles during this thirty (30) day period, and in the absence of said assignment for a leased vehicle, BUYER will purchase, at the expiration of said thirty (30) day period, the vehicle from Lessor, if permitted under the Lease.

       C.   THE INVENTORY.

       All inventory of merchandise, supplies, products, and materials, including raw materials, work-in-progress, and finished goods of the S.E. USA BUSINESS (the "Inventory"), including those inventory items detailed in Schedule "1.1C", hereto. Inventory shall also be defined to include merchandise and products which are at any of the locations included on Exhibit "A" on the Closing Date and are in the process of being returned to suppliers under the terms and conditions of applicable warranties. To the extent that such inventory to be returned is subject to warranties issued by suppliers with whom BUYER has no ongoing relationship, SELLER agrees to assist BUYER in processing such warranty claims.

       D. OTHER ASSETS. All rights, interests and privileges of SELLER in all other operating assets of the S.E. USA BUSINESS owned or held by SELLER, including (collectively referred to herein as the "Other Assets"):

            i) any and all contracts and open purchase orders for facilities identified in Exhibit "A" with suppliers and customers of the S.E. USA BUSINESS;

           ii) any and all right to use telephone numbers presently held by SELLER, for facilities identified in Exhibit "A";

          iii) any and all supplier lists, customer lists, customer account histories, inventory parts lists, and compressor warranty cards;


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           iv)   an assignment of all of SELLER'S right, title and interest in all third party real estate leases for locations used in the S.E. USA BUSINESS, which leases are identified in Schedule 1.1D(iv), hereto;

            v) leases for SELLER or SELLER-affiliate owned real estate for locations used in the S. E. USA BUSINESS, which leases are identified in
Schedule 1.1D(v), hereto; and shall be in a form substantially similar to the model lease with option to purchase attached as Exhibit "B" hereto;

           vi) any and all of SELLER'S warranties received from others (to the extent the same can be assigned) respecting any and all real property and personal property;

          vii) any and all of SELLER'S contracts or other rights, if any, not listed in this Section 1.1, including, without limitation, leases of personal property, and all other contracts, agreements and arrangements of the SELLER that benefit the S.E. USA BUSINESS, and all amendments, extensions, renewals, substitutions and replacements of, and additions to, such other contracts and other rights as may be entered into from the date hereof to the Closing Date;

         viii) to the extent transferable with de minimus cost to SELLER, any and all permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with, any court or governmental authority in any jurisdiction, which have been issued or granted to or are owned by the SELLER in connection with the S.E. USA BUSINESS and ownership of the ACQUISITION ASSETS, and all pending applications therefor; and

           ix)   all goodwill attributable to the S.E. USA BUSINESS.

1.2.   EXCLUDED ASSETS.

       BUYER is acquiring only those assets specifically included in the definition of ACQUISITION ASSETS in Section 1.1 hereof, and SELLER is not selling, and BUYER is not purchasing, pursuant to this Agreement or otherwise, any of the other assets of SELLER including,

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without limitation, the following, all of which shall be retained by the SELLER
(hereinafter referred to collectively as the "Excluded Assets"):

       A. Cash on hand as of the date of closing, which shall be defined to include, without limitation, any and all bank accounts, checks held or in the process of deposit, and credits outstanding on bank cards.

       B. Assets constituting any pension or other fund for the benefit of SELLER'S employees, including without limitation, any employee stock ownership plan(s).

       C.   Corporate minute books and stock ledgers;

       D.   All stationary, forms, etc. of SELLER.

       E. All signs or similar designations ("Signs") containing SELLER'S corporate or tradenames. BUYER further agrees to replace signs: (i) on acquired motor vehicles within thirty (30) days of closing; and (ii) on any Exhibit "A" facilities within sixty (60) days of closing.

       F. SELLER'S rights under the insurance policies applicable to the S.E. USA BUSINESS in respect of all occurrences insured thereunder;

            G. SELLER'S remanufactured heating inventory and heating products not sold in the normal course of BUYER'S business; and

            H. SELLER'S computer hardware/software currently on the premises identified in Exhibit "A".

            I. All right title, interest and use of and by SELLER in its corporate name and derivations thereof.

1.3.   CLOSING.

       The Closing and consummation of all transactions provided for in this Agreement, including, without limitation, the payment of the Purchase Price and the execution and delivery of other documents referred to herein, shall take place at 10:00 a.m. on Friday, November 22, 1996, at the office of BUYER'S counsel (the "Closing" or "Closing Date") or at such other time and place as the parties hereto may mutually agree. Upon satisfaction of the conditions to closing and

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the disbursement of cash or equivalent funds, all closing documents required of
SELLER shall be delivered to BUYER, and those required of BUYER, to SELLER.

1.4.   TERMINATION.

       This Agreement may be terminated at any time prior to the Closing Date:

       A.   by the mutual consent of the BUYER and the SELLER;

       B. by either the BUYER or the SELLER if the Closing has not occurred on or before November 22, 1996, or such other date as the parties may agree to as provided in Section 1.3 hereof, provided that this provision shall not be available (i) to the party who fails or refuses to consummate the transactions contemplated hereby or to take any other action referred to herein necessary to consummate the transactions contemplated hereby in breach of such party's obligations contained herein or (ii) if the parties are then unable to close because the applicable waiting period (if any) under Hart-Scott (as hereinafter defined in Section 6.9) has not then expired (in which case the date set forth above shall be changed to the first business day following the date on which such waiting period shall expire);

       C. by either the BUYER or the SELLER if there has been a material breach on the part of the other party in any material representation, warranty or covenant set forth in this Agreement which is not cured within ten business days after such other party has been notified of the intent to terminate this Agreement pursuant to this Section 1.4; or

       D. by the BUYER or the SELLER, by providing the other with written notice thereof, if the Closing shall not have occurred by November 22, 1996, or such later date as the parties may agree to as provided in Section 1.3 hereof, if such notifying party is ready, willing and able to consummate the transactions contemplated by this Agreement and all of the conditions to the other party's obligation to close as set forth herein, as applicable, shall have been satisfied and the other party fails to consummate the transactions contemplated by this Agreement by November 22, 1996, or such later date as the parties may agree to as provided in Section 1.3 hereof, for any reason whatsoever.

1.5.   EFFECT OF TERMINATION.

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

       In the event of termination of this Agreement as permitted under this
Section 1.4, this Agreement shall forthwith become void (except for Sections 1.4, 1.5, 2.2.A, 6.1 and 10.4), and there shall be no liability on the part of either the SELLER or the BUYER; provided, that if such termination occurs
                                --------
pursuant to Section 1.4(C) or (D), the non-terminating party shall be fully liable for any and all damages (including reasonable attorneys' fees), at law or in equity, sustained or incurred by the terminating party. In addition to, and without limiting the foregoing, the following shall apply with respect to the Down Payment as defined in Section 2.2A below.

            i)   If this Agreement is terminated by the SELLER pursuant to
Section 1.4(B), (C) or (D), then the parties agree that the Down Payment shall be paid, in accordance with the provisions of the Escrow Agreement, to the SELLER.

           ii)   If this Agreement is terminated by the BUYER pursuant to
Section 1.4(B), (C) or (D), then the parties agree that the Down Payment shall be paid, in accordance with the provisions of the Escrow Agreement, to the BUYER.

          iii)   [INTENTIONALLY DELETED]

           iv) If this Agreement is terminated due to the inability of the parties to obtain approval pursuant to Hart-Scott, then the Down Payment shall be paid, in accordance with the provisions of the Escrow Agreement, to the BUYER.

       In the event of termination, hereunder prior to the Closing, the BUYER shall return promptly to the SELLER all documents, work papers and other materials of the SELLER furnished or made available to the BUYER or its representatives or agents, and all copies thereof, and no information received by the SELLER shall be revealed to any third party nor used, directly or indirectly, for the advantage of the BUYER or any other party.

                  2.   CONSIDERATION TO BE PAID BY THE BUYER

2.1.   PURCHASE PRICE.

Subject to later defined closing and post-closing adjustments, the purchase price of the ACQUISITION ASSETS to be sold and assigned hereunder shall be determined as follows:

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       A.   (i)  The BUYER shall purchase the Accounts Receivable for 100 % of the total of the net balance of the unpaid Accounts Receivable transferred ("TAR") to the BUYER as of the Closing Date. Net balance represents all unpaid invoices, net of credits or unapplied payments. One Hundred Twenty (120) days after the Closing Date the BUYER shall have the right to return any unpaid TAR to the SELLER. SELLER shall purchase these unpaid net balances at 100% of the net unpaid balance that is returned.

            ii) BUYER shall not disclose to any customer of either the SELLER or the BUYER or any of its employees other than those who need to have knowledge of this Agreement that the BUYER has the right to return any uncollected balances to the SELLER. BUYER must use its good faith effort to collect the TAR in a manner consistent with BUYER'S collection of its own accounts receivable, but shall not be required to institute litigation or to retain the services of a collection agency or attorney.

       All payments received from any of the customers included in the TAR shall first, be applied to the invoices the customer has indicated they are paying.
If the customer does not indicate the items they are paying, the oldest unpaid invoices from either the SELLER or BUYER shall be paid first.

       SELLER shall remit to BUYER any amounts received by SELLER relating to the TAR. SELLER shall endorse all checks or other instruments tendered in its name with regard to the TAR to the order of BUYER, in order to permit administration of the collection of the TAR in accordance with this Agreement.

       SELLER shall have the right to audit the BUYER'S application of the payments from any customers included in the TAR received after the Closing Date. This. includes but is not limited to the use of the SELLER'S employees or the use of an accounting firm to verify the BUYER'S application of payment and good faith efforts of the BUYER in the collection of the TAR. SELLER shall have the right to assist or make recommendations in the collection of any of the TAR as long as it does not interfere with the BUYER'S business and normal collection efforts.

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

       The BUYER must designate on their records and computer files the items included in the TAR. Each Friday during the 120 days after the Closing Date the BUYER will provide the SELLER with a list of all amounts collected from the TAR.

            (iii) Promptly following the expiration of 120 days after the Closing Date, BUYER and SELLER shall meet to determine what amount of the TAR were collected. To the extent that less than 70% of the TAR were collected, then the full amount reserved in the Closing Date Escrow for TAR shall be paid by the Escrow Agent to the BUYER and the remaining difference between the amount collected and 70% shall promptly be paid by SELLER to BUYER. To the extent that more than 70%, but an amount equal to or less than 90 %, of the TAR has been collected by the BUYER, then the amount in the Closing Date Escrow for TAR shall be divided between BUYER and SELLER so that the BUYER will be paid out of the Closing Date Escrow for TAR an amount equal to the TAR in excess of 10% of the TAR which it did not collect and the remainder shall be paid to the SELLER. If the BUYER collects an amount in excess of 90% of the TAR it shall promptly pay the excess to the SELLER. When BUYER has been reimbursed for all of the TAR which it did not collect, but paid for pursuant to this Agreement, BUYER shall assign the right to receive payment of all uncollected TAR to SELLER for collection thereafter by SELLER or, if the parties so agree, BUYER may continue to collect such TAR on SELLER'S behalf.

            (iv) If during the 120 days after the Closing Date the BUYER collects an amount in excess of 70% of the TAR, the SELLER has the right, from time to time, to receive payment from the Closing Date Escrow and BUYER pursuant to paragraph 2.1A(iii).

            (v) At Closing Date an Estimated Transferred Accounts Receivable ("ETAR") shall be provided by the SELLER based on the most recent available information prior to the Closing Date. This amount shall be adjusted to the final TAR amount within ten business days of the Closing Date.

       B. The "Equipment" at a dollar value equal to book net asset value on SELLER'S books and records as of the last day of the month prior to the month of the Closing Date, if the

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Closing Date is on or after the fifteenth (15th) day of the month. If the closing date is before the fifteenth (15th) day of the month the book net asset value of the last day of the month two months prior to the month of the Closing Date will be used.

       C. The "Inventory" at an aggregate dollar value equal to the sum of actual inventory quantities at the locations included on Exhibit A determined by physical count multiplied by item cost ("Item Cost"). Item Cost shall be based upon the latest published vendor's price sheet dated before September 30, 1996 less all applicable purchase discounts (other than discounts for prompt payment) granted to SELLER that is included on the invoices from the respective vendor to the SELLER.

       In determining the value of the Inventory, the parties agree as follows:

            i) All inventory which is damaged but saleable at the same price which such item would be sold if not damaged shall be valued as if undamaged.

           ii) All damaged Inventory items which are not saleable at the same price as it would be sold if it were not damaged shall be valued at a price to be agreed upon by the BUYER'S and SELLER'S representatives at the time of the physical count that is provided in Section 2.2D.

          iii) All Inventory items which are damaged and are not saleable shall be valued at $0.

           iv) Inventory items which are no longer sold in the industry based upon the knowledge of BUYER and SELLER shall be valued at $0.

       If there is any inventory item for which a vendor price sheet is not available the BUYER and SELLER will attempt to agree upon a cost. SELLER is only responsible to provide vendor price sheets where the aggregate inventory value for a respective vendor exceeds $1,000. For items with an aggregate inventory value less than or equal to $1,000.00, SELLER shall provide BUYER with additional documentation, upon BUYER'S reasonable request, to support the determination of value.

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       Any disputes as to cost, extent of damage, or whether the items are no longer used in the industry shall first be attempted to be resolved between the BUYER and SELLER. If no agreement can be reached the dispute shall be resolved pursuant to Section 2.2D.

       For purposes of calculating the purchase price to be paid at the Closing Date, the BUYER and SELLER agree to use a Closing Date inventory value which shall be based on the SELLER'S accounting records as of a date which is most practical that precedes the Closing Date.

       D.   The "Other Assets" - Four Million Dollars ($4,000,000).

2.2.   PAYMENT OF PURCHASE PRICE.

The aggregate purchase price of the ACQUISITION ASSETS as determined in accordance with the provisions of Section 2.1 above, shall be paid by BUYER as follows:

       A. One Million Dollars ($1,000,000) (the "Down Payment") to be delivered concurrently with the execution and delivery of this Agreement to SELLER'S counsel as Escrow Agent, in accordance with the escrow agreement attached hereto as Exhibit "C" (the "Escrow Agreement") said sum to be delivered by the Escrow Agent to SELLER on the Closing Date;

       B.   (INTENTIONALLY DELETED)

       C. The balance by wire transfer of immediately available funds at Closing; provided however that BUYER, in calculating the balance of wired funds:
(i) agrees to value inventory at one hundred five percent (105%) of the closing date inventory value set forth in Section 2.1.C. It is understood and agreed that at Closing ninety percent (90%) of the Closing Date inventory value will be paid to SELLER, and that the fifteen percent (15 %) balance of the Closing Date inventory value will be delivered to SELLER'S counsel as Escrow Agent, in accordance with the Escrow Agreement attached hereto as Exhibit "E" (the "Closing Date Escrow") pending a determination of final inventory value; and
(ii) will use the ETAR and the SELLER will transfer to the Escrow Agent, in accordance with the Closing Date Escrow, 20% of the ETAR and 10% will be held back by the BUYER and 70% of the ETAR will be paid to the SELLER. Within 10 business days of the Closing Date payment of the purchase price will be adjusted for the actual TAR. Both the

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amount received by the Closing Date Escrow Agent and SELLER will -be adjusted to reflect the actual TAR.

       D. The physical count of the Inventory for purposes of determining the purchase price set forth in Section 2.1.C shall be conducted by SELLER on November 22, 1996 (or such other date as the parties shall agree) and shall be observed by representatives of BUYER. As soon as practicable following the Closing Date, SELLER shall prepare and deliver to BUYER a report calculating the Inventory value prepared in accordance with Section 2.1.C (the "Inventory Report"). SELLER shall use its best efforts to complete the Inventory Report required by this Section within 30 days following the Closing Date.

       SELLER shall provide to BUYER access to all records necessary for BUYER to review the Inventory Report. If, as soon as reasonably practical following the SELLER'S delivery of the Inventory Report (but in no event later than 30 calendar days following such delivery), BUYER shall have any disagreement with respect thereto, BUYER shall so notify SELLER within such 30 calendar day period, specifying such disagreement and BUYER'S basis therefor. If BUYER does not express its disagreement within such 30 calendar day period, such failure will constitute BUYER'S acceptance of the Inventory Report. If BUYER and SELLER are unable to resolve any disagreement between them within 15 calendar days after BUYER notifies SELLER of such disagreement, the items in dispute (collectively, the "Disputed Items") will promptly be referred for determination to one representative of both SELLER'S and BUYER'S accounting firm, and an industry expert who is selected by both the BUYER and the SELLER (the "Arbitrators"). The Arbitrators shall, within 30 calendar days of the date on which a Disputed Item has been referred to them for determination, (a) make a determination only as to each of the Disputed Items and shall have no authority to review and make a determination with respect to any item which has not been submitted by the parties hereto for determination by the Arbitrators, and (b) based on the items not in dispute and on the Arbitrators' determination of the Disputed Items, calculate any adjustment to the Inventory Report, which determination and calculation will be (i) in writing, (ii) promptly fumished to each of the parties hereto after the Disputed Items have been referred to the

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Arbitrators (but in any event within 30 calendar days), (iii) made in accordance with this Agreement, and (iv) conclusive and binding upon each of the parties hereto. In connection with their determination of the disputed items, the Arbitrators will be entitled to review all books and records related thereto.
The fees and expenses of the Arbitrators will be shared equally by BUYER and SELLER.

2.3.   PRORATIONS.

       The SELLER shall be entitled to all income earned or accrued, and shall be responsible for all liabilities and obligations incurred or payable, in connection with the operation of the S. E. USA BUSINESS through the close of business on the Closing Date. The BUYER shall be entitled to all income earned or accrued, and shall be responsible for all liabilities incurred or payable, in connection with the S.E. USA BUSINESS after the close of business on the Closing Date. All items of expense shall be apportioned between the SELLER and the BUYER as of the close of business on the Closing Date in accordance with generally accepted accounting principles ("GAAP"), unless otherwise specifically stated. Items to be apportioned include, but are not limited to, the following:

       A. General and special real and personal property taxes and assessments imposed on real or personal property under any leases assigned to the BUYER which are either not yet payable at the Closing Date or which have been prepaid at the Closing Date; and special district or other levies which are a lien but not due or which have been prepaid at the Closing Date;

       B. Any power charges, utility charges, telephone charges or other communication charges either due or paid at the Closing Date;

       C. Any prepaid rent or real estate or equipment or other prepaid expenses;

       D. Any business or license fee, sale or service charge, commission, special assessment, rental payment or personal tax or assessment associated with the ACQUISITION ASSETS;

       E.   Any deposits, reserves and prepaid expenses; and

       F.   All sales commissions.

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       G.   Any other items customarily prorated in transactions of this nature in the jurisdiction which governs the construction for this Agreement pursuant to Section 10.11, unless otherwise agree to by the parties.

       SELLER shall determine all apportionment's pursuant to the provisions hereof and shall deliver a statement of them to BUYER together with the supporting documentation and information (the "Proration Adjustment") at Closing. In the event that BUYER disputes any such apportionment's or otherwise disagrees with the Proration Adjustment, it will notify the SELLER in writing, specifying each dispute or disagreement, within ten (10) business days following Closing. The parties shall negotiate in good faith to resolve any disputes or disagreements for a period of thirty (30) days following Closing. In the event that the parties cannot come to a resolution during such thirty (30) days period, either party shall have the right to elect to submit such dispute to an accounting firm designated jointly by counsel to BUYER and SELLER or, if they cannot agree on such an accounting firm, then to the American Arbitration Association to act as an arbitrator to resolve all points of disagreement with respect to the Proration Adjustment. All determinations made by the arbitrator shall be final, conclusive and binding on the SELLER and the BUYER with respect to the Proration Adjustment. The costs of the accountant and/or arbitration shall be shared equally between the parties. Within fifteen (15) days after the later of (i) delivery of the Proration Adjustment to the SELLER or (ii) resolution of any dispute or disagreement with respect to the Proration Adjustment, the BUYER shall pay the SELLER, or the SELLER shall pay the BUYER, as the case may be, the net amount due as a result of the apportionment's, plus interest at the rate of eight percent (8%) per annum from the Closing Date.

2.4.   ALLOCATION OF PURCHASE PRICE.

The Purchase Price shall be allocated among the ACQUISITION ASSETS in accordance with an allocation prepared by BUYER, subject to the consent of SELLER, not to be unreasonably withheld. The allocation shall be set forth in Schedule 2.4 hereof. The SELLER and the BUYER agree to file all elections and returns required or desirable under applicable federal, state and local tax laws in accordance with the foregoing allocations, including without limitation the filing of the

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Asset Acquisition Statement on Form 8594 required under Section 10-60 of the
Internal Revenue Code of 1986, as amended.

              3.   ASSUMPTION OF EXECUTORY AND OTHER LIABILITIES

3.1.   LIABILITIES ASSUMED BY THE BUYER.

As further consideration for consummation of the transactions contemplated hereby, notwithstanding Section 2.2 hereof, at the Closing the BUYER shall assume and agree to thereafter pay when due and discharge and indemnify the SELLER and hold the SELLER harmless with respect to the liabilities and obligations of the SELLER specified in, and for services and benefits receivable after the Closing Date under each contract and agreement described in Sections 1.1D(i), (iv), (v) and (vii) (individually, a "Contract" and collectively the "Contracts"). BUYER shall not assume or be deemed to assume any liabilities or obligations of the SELLER except as specified in this Section (the "Assumed Liabilities").

3.2.   Liabilities Not Assumed by the BUYER.

Except as provided in Section 3.1, BUYER shall not be deemed by anything contained in this Agreement to have assumed, and the SELLER shall pay and discharge and indemnify the BUYER and hold the BUYER harmless for any responsibility for any liabilities or obligations of any kind or description, including, without limitation:

       A.   Any past due expenses of SELLER;

       B. Any responsibility for any employee plan of the SELLER or any accrued or other liability for contribution or payments to be made in respect of service to employees of SELLER during periods through the Closing Date under any employee pension benefit plan or any other employee benefits provided to the employees of the SELLER who are participants therein up to the Closing Date; and

       C. All accounts payable, claims, requirements, penalties, fines or costs, liabilities and obligations of the SELLER with respect to the S.E. USA BUSINESS arising or accruing from the operation of the S.E. USA BUSINESS by the SELLER prior to the Closing ("Payables") and the salaries, wages, severance payments and other compensation and benefits payable to any of the

SELLER'S current former or retired employees, as well as accrued taxes, employment insurance premiums, dainages resulting from employment practices and decisions and other amounts due with respect to said employees.

       4.   REPRESENTATIONS AND WARRANTIES OF SELLER.

SELLER represents and warrants to the BUYER as follows:

4.1.   GOOD STANDING.

SELLER is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has full power and lawful authority to own and lease its assets and carry on its business, as and where such businesses are now being conducted.

4.2.   CORPORATE AUTHORITY.

The SELLER has full corporate power and authority to execute and deliver this Agreement, and the other agreements and instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by or on the part of the SELLER to authorize it to carry out this Agreement and instruments and the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by the SELLER and constitutes, and such other agreements and instruments when duly executed and delivered by SELLER will constitute, legal, valid and binding obligations of the SELLER enforceable in accordance with their respective terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally and to the application of general equitable principles by a court of competent jurisdiction.

4.3.   TITLE.

SELLER will transfer to BUYER good, marketable and indefeasible title or a valid leasehold interest to all of the ACQUISITION ASSETS, free and clear of any and all security interests, liens, encumbrances, mortgages, deeds of trust, pledges, leases, equities, charges, condition of sale or other title retention agreements, commitments, obligations, liabilities or other burdens of every nature and kind.

4.4.   TAX RETURNS.

The SELLER has filed all tax returns and forms required to be filed, or has filed timely requests for extensions -of time to file (and has filed or will file within the period set by such extension), and has paid in full all taxes, estimated taxes, interest, penalties, assessments and deficiencies which have become due pursuant to such returns or without returns or pursuant to any assessments received by the SELLER.

4.5.   LEASES.

Each of the leases for the S.E USA BUSINESS set forth in Schedule 1.1D(iv) is in full force and effect, and, to SELLER'S knowledge, constitutes the legal, valid and binding obligation of the lessor thereunder.

4.6.   PERMITS.

SELLER, to SELLER'S knowledge has all material permits, licenses, registrations, orders and approvals of federal, state or local government or regulatory authorities required to operate the S.E. USA BUSINESS, and is in compliance with the material terms of same. To SELLER'S knowledge, no suspension or cancellation of any of the permits, etc. is threatened and no cause exists for such suspension or cancellation.

4.7.   FINANCIAL INFORMATION.

SELLER has delivered to BUYER true and complete copies of the unaudited and internally prepared profit & loss statements for each of the stores which constitute the S.E. USA BUSINESS for the fiscal years ending March 31, 1995 and March 31, 1996 prepared in accordance with SELLER'S internal accounting methods. The BUYER acknowledges and agrees that the SELLER is not making any representation as to the present or future revenues, financial condition, and/or profits and losses of SELLER or the S.E. USA BUSINESS.

4.8.   CONTRACTUAL LIMITATIONS.

SELLER is not a party to or bound by any contracts, commitments, leases, guarantees, licenses, purchase orders, or agreements, oral or written, express or implied, which by their terms may reasonably be expected to materially adversely affect the S.E. USA BUSINESS, the

ACQUISITION ASSETS or the continuation of the S.E. USA BUSINESS by BUYER, including without limitation:

       A. any collective bargaining agreement or any continent to a labor union or association, unless identified in Schedule 4.8A, hereto;

       B. any pension, profit sharing, bonus, deferred compensation, retirement, incentive, stock purchase, stock option, termination, severance, hospitalization, insurance, or other plan or arrangement providing benefits to any present or prior employee of SELLER, or his heirs and dependents, which requires BUYER, as the purchaser of substantially all of the ACQUISITION ASSETS of the SELLER, to assume or become obligated to pay any of the obligations or liabilities of the SELLER under such plans, unless identified in Schedule 4.8B, hereto;

       C. any contract for employment of any employee which is not immediately terminable without penalty, on or at any time after the date of Closing;

       D.   any license or royalty agreement;

       E. distributor, dealer, sales agency, manufacturer's representative, consignment, advertising or public relations contract;

       F. contract with any government or any instrumentality or agency thereof; and

       G. contract or other arrangement in or pursuant to which any present or former officer, director, shareholder, employee or consultant of SELLER, or any relative or associate of any thereof has a material interest.

4.9.   EMPLOYEES.

Schedule 4.9 sets forth a true and correct list of all individuals employed by the SELLER in the conduct of the S.E. USA BUSINESS at the facilities identified in Exhibit "A" and their present position and rate of compensation. It is agreed that Schedule 4.9 will be held by SELLER'S counsel and not released to BUYER until November 12, 1996, or such earlier date as SELLER may permit such release.

4.10.  EMPLOYMENT DISPUTES

Except as described in Schedule 4.10 hereto, to SELLER'S knowledge, there are no material discrimination complaints nor any other kind of employment or labor related disputes against SELLER in connection with the S.E. USA BUSINESS pending before or, to SELLER'S knowledge, threatened before any federal, state or local court or agency, and no material dispute respecting minimum wage or overtime claims or other conditions or terms of employment exists. The S.E. USA BUSINESS has not experienced any material labor disputes or any material work stoppage due to labor disagreements within the past three years; there is no unfair labor practice charge or complaint against SELLER pending or threatened before the National Labor Relations Board; there is no labor strike, slowdown or stoppage, to SELLER'S knowledge pending or threatened against or affecting SELLER; and, to SELLER'S knowledge, no question concerning representation has been raised within the past three years or is threatened respecting the SELLER.

4.11.  ENVIRONMENTAL COMPLIANCE.

Except as set forth in Schedule 4.11 hereto, SELLER has not received any notice subsequent to January 1, 1990 relating to the S.E. USA BUSINESS, or to SELLER'S other business operations, alleging any violation of any environmental law or regulation or any written request for information from any governmental agency pursuant to any environmental law or regulation. With respect to the S.E. USA BUSINESS, and with respect to SELLER'S other business operations, SELLER, to SELLER'S knowledge is in compliance in all material respects with all applicable environmental laws and regulations. To SELLER'S knowledge and except as disclosed on Schedule 4.11, all hazardous or toxic waste, materials and substances on, in, under or offsite from the facilities identified in Exhibit A, have been properly removed or disposed of, and no past or present disposal, spill or other release of, or treatment, transportation or other handling of, hazardous waste, materials or substances on, in, under or offsite from any of the facilities identified on Exhibit A, or adjacent property, will subject the BUYER to corrective or compliance action or any other liability.

4.12.  LITIGATION.

Except as set forth in Schedule 4.12 or other schedules hereto, there is no suit, action or legal, administrative or arbitration or similar proceeding pending or, to SELLER'S knowledge, threatened, which materially affects the ACQUISITION ASSETS, the conduct of the S.E. USA BUSINESS, or SELLER'S ability to consummate this Agreement; and to the best of SELLER'S knowledge, SELLER has not failed to comply with and SELLER has not been notified of or threatened with a charge or violation of, nor is under investigation with respect to a possible material violation of, any law, regulation, or order of any government or governmental agency or authority (including, without limitation, all environmental, energy, safety, health, zoning, antidiscrimination, anti-trust and wage and hour laws, ordinances, orders, rules or regulations) which materially affects the ACQUISITION ASSETS, the conduct of the S.E. USA BUSINESS, or SELLER'S ability to consummate this Agreement.

4.13.  TAX LIENS.

No state, federal or municipal tax lien has been filed against the ACQUISITION ASSETS, and SELLER has not been notified nor threatened with any such lien.

4.14.  BROKER.

SELLER has not engaged or retained any broker in connection with this transaction. SELLER agrees to pay any and all brokerage fees associated with any broker retained by SELLER in connection with the transaction contemplated hereby and to hold BUYER harmless from such claims.

4.15.  COMPLETENESS OF REPRESENTATIONS AND WARRANTIES.

No representations or warranty by the SELLER in this Agreement or in any certificate, Schedule or other document fumished to BUYER as provided herein or in connection with the transaction contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

4.16.  SURVIVAL.

The representations and warranties by SELLER pursuant to this Section 4 shall be true and accurate in all material respects at Closing, and shall survive the Closing for a period of two (2) years commencing as of the date of Closing.

                 5.  REPRESENTATIONS AND WARRANTIES OF BUYER.

       BUYER represents and warrants to SELLER as follows:

5.1.   GOOD STANDING.

The BUYER is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified, or at the Closing Date will be duly qualified, to do business in the States where SELLER presently conducts the S.E. USA Business and has full corporate power to own its properties and conduct business currently being conducted by it.

5.2.   CORPORATE AUTHORITY.

The BUYER has full corporate power and authority to execute and deliver this Agreement, and the other agreements and instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby and thereby. All corporate acts and, other proceedings required to be taken by or on the part of the BUYER to authorize it to carry out this Agreement and instruments and the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by the BUYER and constitutes, and such other agreements and instruments when duly executed and delivered by BUYER will constitute, legal, valid and binding obligations of the BUYER enforceable in accordance with their respective terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally and to the application of general equitable principles by a court of competent jurisdiction.

5.3.   THIRD PARTY APPROVAL.

With the specific exception that BUYER requires Hart-Scott approval or waiver, prior to being, able to consummate this transaction, no approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by BUYER of this Agreement or any of the other agreements and instruments to be executed and delivered by the BUYER pursuant hereto or the consummation of the transactions contemplated hereby or thereby. BUYER is not subject to any charter, bylaw, mortgage, agreement, instrument, or other restriction of any kind or character which would prevent consummation of this Agreement and the transactions contemplated hereby.

5.4.   BROKER.

       BUYER has not engaged nor retained any broker in connection with this transaction. BUYER agrees to pay any and all brokerage fees associated with any broker retained by BUYER in connection with the transaction contemplated hereby and to hold SELLER harmless from such claims.

5.5.   LITIGATION.

There is no suit, action or legal, administrative or arbitration or similar proceeding pending, or to BUYER'S knowledge, threatened, which materially affects BUYERS ability to consummate this Agreement.

5.6.   COMPLETENESS OF REPRESENTATIONS AND WARRANTIES.

No representation or warranty by the BUYER in this Agreement or in any certificate, schedule or other document furnished to SELLER as provided herein or in connection with the transaction contemplated hereby contains any untrue statement of any material fact or omits to state any material fact necessary to make such statement, not misleading.

           6.  CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES

6.1.   CONFIDENTIALITY.

Until the Closing or for a period of five (5) years from the date hereof if the Closing does not take place, all information relating to the S.E. USA BUSINESS obtained by the BUYER and its authorized representatives shall be kept confidential by the BUYER and shall not be used by it or by its affiliates, directly or indirectly for any purpose other than in connection with the transactions contemplated hereby; provided, however, that the foregoing shall not apply to (i) any information generally available to the public on the date hereof or which becomes generally available to the public through no fault of the BUYER, but only from and after the date such information becomes so available; and (ii) any information obtained by the BUYER from a third party having the right to disclose such information. Notwithstanding the foregoing provisions of this Section 6. 1, the BUYER may disclose such confidential information (a) to the extent required to comply with applicable laws; (b) to its lenders, investors, legal and accounting advisors, and any other potential sources of financing with respect to the transactions contemplated hereby (so long as such parties agree to maintain the confidentiality of such information); and to any governmental authority that requires such disclosure upon reasonable notice to SELLER before such disclosure. In the event of an improper disclosure by BUYER, BUYER acknowledges that it would be extremely impracticable to measure the resulting damages to SELLER; accordingly, SELLER may sue in equity for specific performance; and BUYER waives the defense that a remedy in damages will be adequate.

6.2.   CONDUCT OF S.E. USA BUSINESS.

From the date hereof through the Closing Date the SELLER shall not (except with the prior written consent of the BUYER): (i) enter into any material transaction not in the ordinary course of the S. E. USA BUSINESS (including, without limitation, merge or consolidate with or into any other entity); (ii) sell or transfer any material portion of the ACQUISITION ASSETS; (iii) mortgage, pledge, or encumber any of the ACQUISITION ASSETS, except liens for taxes not yet due; (iv) enter into any agreements, contracts, leases, commitments, or understandings which would have a material adverse effect upon the ACQUISITION ASSETS or upon SELLER'S ability to fulfill its obligations hereunder; (v) enter into or become subject to any employment, labor, union, or professional service contract or agreement not terminable at will, (vi) materially alter the manner of keeping the books, accounts, or records of SELLER or the accounting practices therein reflected; (vii) change or modify any of the SELLER'S accounting principles or practices or any method of applying such principles or practices: or (viii) take any action or fail to take any action that would cause any of the representations, warranties or covenants contained herein to be untrue, incorrect or incapable of being satisfied on the Closing Date.

6.3.   PRESERVATION OF ORGANIZATION.

       The SELLER shall use its best efforts to (i) preserve the Acquisition Assets and business organization intact; (ii) maintain and preserve its goodwill, business relationships, licenses and franchises; and (iii) maintain in full force and effect all of its existing casualty, liability, and other insurance through the Closing Date in amounts not less than those in effect on the date hereof.

6.4.   ACCESS.

After the Closing Date, each party will retain and preserve for five (5) years and, upon either party's request and cost, make available to the other during normal business hours for any proper purpose, any records relating to the S. E. USA BUSINESS prior to Closing. Additionally, each party will permit the party requesting access to make copies and extracts therefrom and will provide originals to the party requesting access where reasonably required for any lawful purpose. At all reasonable times upon reasonable notice the parties hereto shall make available to each other, their employees, agents, representatives and engineers, the books, records, assets, properties, facilities, premises and equipment of each of them relating to the S.E. USA BUSINESS, including meeting with its employees, accountants and other agents and representatives who shall furnish information with respect to such matters as they may reasonably request.

6.5.   CONDITION TO TRANSFER OF CERTAIN CONTRACTS.

       A.   (INTENTIONALLY DELETED)

       B. At the Closing, the BUYER shall close the transactions contemplated hereby notwithstanding the fact that the SELLER may have failed to obtain consents to the transfer of one or more contracts which by their terms require the consent of any other contracting party thereto to the assignment thereof to BUYER. The terms of this Section 6.5B shall govern the transfer of the benefits of each such contract. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that at the Closing the SELLER will not assign to the BUYER any such contract which by its terms requires the consent of any other contracting party thereto, unless each such consent has been obtained prior to the Closing Date. With respect to each such unassigned contract, after the Closing Date the SELLER shall continue to deal with the other contracting party(ies) to such contract as the prime contracting party and shall use all reasonable efforts to obtain the consent of all required parties to the assignment of such contract, but the BUYER shall be entitled to the benefits of such contract accruing after the Closing Date to the extent that SELLER may provide the BUYER with such benefits without violating the terms of such contract, and the BUYER agrees to perform at its sole expense all of the obligations of the SELLER to be performed under such contract, the benefits of which the BUYER is receiving after the Closing Date.

6.6.   COOPERATION IN LITIGATION.

Each party will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the operation of the S.E. USA BUSINESS prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

6.7.   ACTIONS WITH RESPECT TO CLOSING.

Each party will use all reasonable efforts to bring about the satisfaction of the conditions precedent to the Closing and to cause the covenants and agreements contained in this Agreement to be satisfied and performed by each of them.

6.8.   EMPLOYEES.

       A. The SELLER shall be solely responsible and liable for any severance claims, costs or causes of action of employees of the SELLER to whom the BUYER does not offer employment. Nothing herein shall restrict the BUYER'S ability to change or terminate the benefits or benefit plans provided to any employees (including former employees of the SELLER), nor shall the BUYER be required to provide any employee any of the terms and conditions of employment provided by the SELLER. This Section 6.8A shall operate exclusively for the benefit of the parties to this Agreement (and their permitted assigns) and not for the benefit of any other person or entity, including without limitation any employee or former employee of the SELLER or the BUYER.

       B. The SELLER agrees that it shall be solely responsible and liable for any medical, disability or other benefits owed under the SELLER'S benefit plans to its employees, including, without limitation, (i) expenses for health or dental benefits incurred but not submitted for reimbursement prior to the Closing that are covered under the SELLER'S benefit plans and (ii) any incentive bonuses offered to employees of the SELLER. The SELLER will be solely responsible for providing, at SELLER'S cost, all medical, life and other insurance coverage and benefits, and disability benefits to which any employee of the SELLER who retired or was terminated from service with the SELLER prior to the Closing Date, or who was disabled prior to the Closing Date, is entitled under the SELLER'S benefit plans.

       C. For a period commencing upon the execution of this Agreement and ending, twelve (12) months following the Closing Date, the SELLER and its affiliates will not solicit the employment of employees hired by the BUYER without the prior written approval of the BUYER.

6.9.   HART-SCOTT-RODINO.

The BUYER shall within ten (10) business days after the execution of this Agreement, prepare any notifications required to be submitted to the United States Department of Justice and the United States Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. 18a ("Hart-Scott"). The filing fees associated with such notifications shall be paid one-half each by BUYER and SELLER.

6.10.  LIMITED COMPRESSOR WARRANTY SERVICE AGREEMENTS.

The SELLER has certain Limited Compressor Warranty Service Agreements (the "Service Agreements") with its customers, a form of which is annexed hereto as
Schedule 6.10. If, after the Closing Date, customers should present a claim (in accordance with the terms of the applicable

Service Agreement) to BUYER, prior to the expiration of the applicable Service Agreement, for any of the compressors covered by the Service Agreement and sold by SELLER and, if the BUYER is required, pursuant to the applicable Service Agreement, to honor such claim and replace the customer's defective compressor, the SELLER shall reimburse the BUYER for the then current replacement cost of the compressor, provided the BUYER submits to the SELLER a copy of the applicable Service Agreement along with the defective compressor's serial number plate and SELLER has determined that such defective compressor was required to be replaced pursuant to the applicable Service Agreement. BUYER shall keep the defective compressor for a period of forty-five (45) days to allow SELLER'S representatives to verify if the compressor was required to be replaced under the Service Agreement.

                             7.   INDEMNIFICATION

7.1.   INDEMNIFICATION BY SELLER.

Notwithstanding the Closing, SELLER hereby agrees to indemnify, defend and hold BUYER harmless against and with respect to, and shall reimburse BUYER for:

       A. Any and all losses, direct or indirect, liabilities, or damages resulting from a breach in any material respect of any representation, warranty, or nonfulfilment of any covenant or obligation by SELLER contained herein or in any certificate, document, or instrument delivered to BUYER hereunder or attached hereto.

       B. Any and all obligations of SELLER not assumed by BUYER pursuant to the terms of this Agreement (except for any such obligation for which BUYER has agreed to indemnify SELLER pursuant to a separate agreement dated October 31,
1996).

       C. Any and all losses, liabilities, or damages resulting from the operation or ownership of the S.E. USA BUSINESS prior to the Closing Date, including but not limited to any and all liabilities arising under the assumed contracts which relate to events occurring prior to the Closing Date;

       D. Any and all losses, liabilities or damages resulting from any failure to comply with any "bulk sales" laws applicable to the transactions contemplated by this Agreement;

       E. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity, subject to the notice and opportunity to remedy requirements of Section 7.3 hereof, and

       F. Interest at the Delaware statutory rate for interest on judgments on any reimbursable expense or loss incurred by BUYER from the date of BUYER'S payment of expense or incurrence of loss until the date of reimbursement by SELLER.

7.2.   INDEMNIFICATION BY BUYER.

Notwithstanding the Closing, BUYER hereby agrees to indemnify and hold the SELLER harmless against and with respect to, and shall reimburse the SELLER for:

       A. Any and all losses, direct or indirect, liabilities, or damages resulting from a breach in any material respect of any representation, warranty, or nonfulfilment of any covenant or obligation by BUYER contained herein or in any certificate, document, or instrument delivered to SELLER hereunder or attached hereto;

       B. Any and all losses, liabilities, or damages resulting from the operation or ownership of the S.E. USA BUSINESS by BUYER on and after the Closing Date, including but not limited to any and all liabilities arising under the assumed contracts assigned to BUYER which relate to events occurring after the Closing Date;

       C. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity, subject to the notice and opportunity to remedy requirements of Section 7.3 hereof, and

       D. Interest at the Delaware statutory, rate for interest on judgments on any reimbursable expense or loss incurred by SELLER from the date of SELLER'S payment of expense or incurrence of loss until the date of reimbursement by BUYER.

7.3.   PROCEDURE FOR INDEMNIFICATION.

The procedure for indemnification shall be as follows:

       A. The party seeking indemnification under this Section 7 (the "Claimant") shall give notice to the party from whom indemnification is sought (the "Indemnitor") of any claim, whether solely between the parties or brought by a third party, specifying (i) the factual basis for the claim, and (ii) the amount of the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, notice shall be given by Claimant within fifteen (15) business days after written notice of the action, suit, or proceeding was given to Claimant. In all other circumstances, notice shall be given by Claimant within thirty (30) business days after Claimant becomes, or should have become, aware of the facts giving rise to the claim. Notwithstanding the foregoing, Claimant's failure to give Indemnitor timely notice shall not preclude Claimant from seeking indemnification from Indemnitor, except to the extent that Claimant's failure has materially prejudiced Indemnitor's ability to defend the claim or litigation.

       B. With respect to claims between the parties, following receipt of notice from the Claimant of a claim, the Indemnitor shall have thirty (30) business days to make any investigation of the claim that the Indemnitor deems necessary or desirable. For the purposes of this investigation, the Claimant agrees to make available to the Indemnitor and/or its authorized representatives, the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within the 30-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

       C. With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnitor shall have the right at its own expense to participate in or assume control of the defense of the claim, and the Claimant shall cooperate fully with the Indemnitor, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnitor. If the Indemnitor elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of the claim at its own expense. If the Indemnitor does not elect to assume control or otherwise participate in the defense of any third party claim, Claimant may, but shall have no obligation to defend or to settle such claim or litigation in such manner as it deems appropriate, and in any event, Indemnitor shall be bound by the results obtained by the Claimant with respect to the claim (by default or otherwise) and shall promptly reimburse Claimant for the amount of all expenses (including the amount of any judgment rendered), legal or otherwise, incurred in connection with such claim or litigation. The Indeminitor shall be surrogated to all rights of the Claimant against any third party with respect to any claim for which indemnity was gain. Notwithstanding anything contained herein to the contrary, Claimant shall not consent to the entry of any judgment or enter into any settlement with respect to any claim without, as an unconditional term thereof, obtaining a release of the Indemnitor from all liability in connection with such claim.

7.4.   LIMITATIONS.

Neither SELLER nor BUYER shall have any obligation to the other party for any matter described in Section 7.1 or Section 7.2, as the case may be, except upon compliance by the other party with the provisions of this Section, particularly
Section 7.3. Indemnity shall be due only to the extent of the loss or damage actually suffered, reduced by any offsetting or related asset or service received and by any recovery from any insurer or other third party. Neither party shall be required to indemnify the other party under this Section 7 for any breach of any representation or warranty contained in this agreement unless written notice of a claim under this Section 7 was received by the party within the pertinent survival period specified in Section 4.16 of this Agreement, and unless and to the extent that the aggregate amount of all claims against the party for breaches of its representations and warranties exceeds Twenty Five Thousand Dollars ($25,000.00); provided, however, that the foregoing $25,000.00 "basket" amount shall not be applicable to any claims made by third parties against which BUYER is indemnified pursuant to Section 7.1 hereof. It is further agreed that the total aggregate liability of SELLER hereunder shall be limited to the total Purchase Price paid pursuant to this Agreement.

                          8.   CONDITIONS TO CLOSING.

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

8.1.   CONDITIONS TO BUYER'S OBLIGATIONS.

The obligations of BUYER under this Agreement are, at the option of BUYER, subject to the following conditions:

       A. All the terms, covenants, and conditions of this Agreement to be complied with and performed by the SELLER at or before the Closing Date shall have been duly complied with and performed on all material respects, and the representations and warranties made by the SELLER in this Agreement shall be correct as of the Closing Date in all material respects with the same force and effect as though such representations and warranties had been made as of the Closing Date, except insofar as SELLER may have been given notice to the contrary as provided herein and BUYER shall have received a Certificate duly executed by the President of SELLER dated the Closing Date, as to the foregoing.

       B. The S.E. USA BUSINESS and ACQUISITION ASSETS shall not have been materially or adversely affected as a result of any transaction or event occurring from the date hereof to the Closing Date.

       C. The BUYER shall receive an opinion letter of counsel for the SELLER, dated as of the Closing Date in form and substance satisfactory to the BUYER to the effect that:

            i) SELLER is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has full power and lawful authority to own and lease its assets and carry on the S.E. USA Business as and where such BUSINESS is now being conducted.

            ii) The SELLER has all necessary corporate power and authority to enter into and consummate the transaction provided and contemplated in this Agreement and all related agreements and documents described herein or attached hereto and has taken all action required by law, its certificate of incorporation and by-laws, to authorize the execution and delivery of this Agreement and the sale of ACQUISITION ASSETS provided herein.

            iii) The execution, delivery and performance by the SELLER of this Agreement, and each instrument delivered or to be delivered by the SELLER pursuant hereto have been duly authorized by all necessary corporate action and each document or instrument is a valid and binding obligation of the SELLER enforceable In accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws effecting creditors' rights generally and to the application of general equitable principles by a court of competent jurisdiction.

       D. BUYER'S obligations under this Agreement are farther expressly conditioned on the transfer of clear title to BUYER of all the ACQUISITION ASSETS specified in Section 1 at Closing.

       E. BUYER'S obligations under this Agreement are further expressly conditioned on the receipt of approval of HART-SCOTT compliance, or formal waiver of a need for such compliance, from the United States Department of Justice and the United States Federal Trade Commission.

       F. BUYER, SELLER and the Escrow Agent shall have executed and delivered the Closing Date Escrow in the form annexed hereto as Exhibit "E".

       G. The delivery of such instruments and documents of transfer as may be necessary or appropriate to sell and transfer the ACQUISITION ASSETS being sold hereunder, including a Bill of Sale with warranty of title covering all of the personal property described in Section 1 hereof.

       H. The BUYER shall have received a certified copy of the action of the Board of Directors of the SELLER authorizing the SELLER to execute, deliver and perform this Agreement. Such certificate shall be dated the Closing Date and signed by the secretary or an assistant secretary of the SELLER.

       I. Delivery of all of the SELLER'S records referred to in Section 1.1D(iii).

       J. Delivery of the Certificate of Good Standing for SID HARVEY INDUSTRIES, INC., from the Secretary of State of the State of New York.

       K. Delivery of the assignment of all current third party real estate leases for SELLER'S business locations as set forth in Schedule 1.1D(iv), to the extent same can be obtained on a best efforts basis by SELLER prior to Closing.

       L. Delivery of the Leases for SELLER'S business locations for real estate owned by SELLER or its affiliate, as set forth in Schedule 1.1D(v).

8.2.   CONDITIONS TO SELLER'S OBLIGATIONS.

The obligations of the SELLER under this Agreement are, at the option of SELLER, subject to the following conditions:

       A. All the terms, covenants, and conditions of this Agreement to be complied with and performed by the BUYER at or before the Closing Date shall have been duly complied with and performed in all material respects, and the representations and warranties made by the BUYER in this Agreement shall be correct as of the Closing Date in all material respects with the same force and effect as though such representations and warranties had been made as of the Closing Date, except insofar as BUYER may have been given notice to the contrary as provided herein and SELLER shall have received a Certificate duly executed by the President of BUYER dated the Closing Date, as to the foregoing.

       B. The SELLER shall have received a certified copy of the action of the Board of Directors of the BUYER authorizing the BUYER to execute, deliver and perform this Agreement. Such certificate shall be dated the Closing Date and signed by the secretary or an assistant secretary of the BUYER.

       C. The SELLER shall have received an opinion of Kilpatrick & Cody, counsel for the BUYER, dated as of the Closing Date, in form and substance reasonably satisfactory to the SELLER and its counsel to the effect that:

            i) BUYER is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business in the States of North Carolina, South Carolina, Georgia, Florida, Mississippi, Louisiana and Tennessee.

            ii) The execution, delivery and performance by the.-BUYER of this Agreement, and each instrument delivered or to be delivered by the BUYER pursuant hereto have been duly authorized by all necessary corporate action and each document or instrument is a valid and binding obligation of the BUYER enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws effecting creditors' rights generally and to the application of general equitable principals by a court of competent jurisdiction.

            iii) Counsel has no actual knowledge that would indicate that the representation- and warranties which the BUYER has made in this Agreement are not true and correct, in any material respect.

       D. Delivery of the Purchase Price by (1) wire funds immediately available; and (2) release of escrowed deposit in accordance with Section 2.2A.

       E. BUYER, SELLER and the Escrow Agent shall have executed and delivered the Closing Date Escrow in the form annexed hereto as Exhibit "E".

       F. The SELLER and BUYER shall have executed the Assignment and Assumption Agreement in the form annexed hereto as Exhibit "F".


8.3.   TIME DEEMED TO BE OF THE ESSENCE.

BUYER and SELLER each deem that time is of the utmost essence in closing this transaction. Thus, BUYER'S and SELLER'S obligations under this Agreement are expressly conditioned upon closing on or about November 22, 1996.

                         9.   COVENANT NOT TO COMPETE

9.1.   COVENANT NOT-TO-COMPETE.

SELLER shall not directly or indirectly, on behalf of SELLER or on behalf of any other person, firm, corporation, partnership, or other entity, (i) operate a store engaged in any manner in the air-conditioning, heating, ventilation and refrigeration equipment and parts distribution business, in a geographic area which is defined as the States of North Carolina, South Carolina, Georgia, Florida, Mississippi, Louisiana and Tennessee (the "Territory"); or (ii) solicit customers within the Territory for purposes of selling air conditioning, heating, ventilation and refrigeration equipment and parts, in any case, as to
(i) and (ii) for a period of two (2) years from the Closing Date. Notwithstanding the foregoing, it is agreed that the SELLER may respond to, and service, unsolicited customer orders and requests, from. within the Territory, for the SELLER'S products and catalogs.

                         10. MISCELLANEOUS PROVISIONS

10.1.  TELEPHONE NUMBERS.

As of the Closing Date, SELLER shall assign to BUYER all its rights and interest in and to its telephone numbers used in the S.E. USA BUSINESS.

10.2.  PAYMENT OF TRANSFER AND RELATED TAXES.

SELLER shall pay and discharge any and all documentary stamp taxes, surtaxes, sales or use taxes, if any, attributable to the transfer, conveyance, and sale by SELLER to BUYER of any of the ACQUISITION ASSETS.

10.3.  PAYMENT OF SALES TAXES.

BUYER shall pay and discharge any and all sales taxes, if any, attributable to the sale by SELLER to BUYER of any of the Acquisition Assets.

10.4.  EXPENSES.

Unless otherwise specifically provided elsewhere herein, each party shall pay its or their own expenses arising from this Agreement and the transactions contemplated hereby, including, without limitation, all legal and accounting fees and disbursements and broker's and finder's fees.

10.5.  ACCOUNTS RECEIVABLE RECONCILIATION.

BUYER and SELLER will cooperate with each other to identify future payments and assist in reconciling disputes with customers. Payments mistakenly made to SELLER for post-Closing receivables generated by BUYER should be held in trust for BUYER and immediately forwarded. Payments mistakenly made to BUYER with respect to any TAR retumed to SELLER hereunder shall be held in trust for the SELLER and immediately forwarded to the SELLER.

10.6.  COOPERATION CLAUSE.

The parties mutually agree to assist each other in effectuating the transfer of titles, possessory interests, and business operation privileges which are related to this transaction, and shall, upon reasonable request, execute such documents as are necessary to provide this assistance.

10.7.  PUBLICITY.

The SELLER and the BUYER agree that press releases and other announcements to be made by either of them with respect to the transactions contemplated hereby shall be subject to mutual agreement.

10.8.  SURVIVAL.

All of the representations, warranties, covenants, agreements, conditions, provisions and terms contained in this Agreement or in any Schedules, agreements or documents attached hereto shall survive the Closing Date and the consummation of the transactions provided for herein without limitation, unless a period of limitation is otherwise specifically provided.

10.9.  EFFECTIVE AGREEMENT.

This Agreement sets forth the entire understanding of the parties on the subject hereof, is deemed to be a completely integrated agreement, and supersedes all prior agreements and understandings relating to this transaction. It shall not be changed or terminated orally. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties.

10.10. NOTICES.

       (a) All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and (i) delivered personally, or (ii) sent by pre-paid, first class, certified or registered air mail (or the functional equivalent in any foreign country), return receipt requested, or
(iii) by an international express counter service, or (iv) by facsimile transmission to the intended recipient thereof at its address or facsimile number set out below. Any such notice, demand or communication shall be deemed to have been duly given immediately (if given or made by confirmed facsimile), or three days after mailing (if addressed to a location within the country of posting) or seven days after mailing (if addressed to a location outside the country of posting) or the second day after delivery to an international express courier service, and in proving same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted (or that the envelope was delivered to the international express courier service), or that receipt of a facsimile was confirmed by the recipient. The addresses and facsimile numbers of the parties for purposes of this Agreement are:

                     (i)  If to BUYER:     Pameco Corporation
                                           1000 Center Place
                                           Norcross, Georgia 30093
                                           Facsimile No.:  770-798-0621
                                           Attn:  Ted Kallgen

                          With a copy to:  Kilpatrick & Cody
                                           Suite 2800
                                           1100 Peachtree Street
                                           Atlanta, Georgia 30309-4530
                                           Facsimile No.: 404-815-6555
                                           Attn:  Marc K. Ritzmann, Esq.

                     (ii) If to SELLER:    Sid Harvey Industries, Inc.
                                           Paul S. Harvey, President
                                           605 Locust Street
                                           Garden City, New York 11530
                                           Facsimile No.: (516) 745-1508

                          Copy to:         Barry R. Shapiro, Esquire
                                           Rivkin, Radler & Kremer
                                           EAB Plaza
                                           Uniondale, New York 11556-0111
                                           Facsimile No.: (5 16) 357-3333
                                           Attn.:  Barry R. Shapiro

10.11. GOVERNING LAW.

Regardless of the place of contracting, place of performance or otherwise, this. Agreement and all amendments, modifications, alterations or supplements hereto, and the rights of the parties hereunder shall be construed and enforced in accordance with the laws of the State of New York, U.S.A.

10.12. REMEDIES; SPECIFIC PERFORMANCE.

The SELLER'S obligations under this Agreement are unique. If the SELLER should default in its obligations under this Agreement, the SELLER acknowledges that it would be extremely impracticable to measure the resulting damages to the BUYER; accordingly, the BUYER, in addition to any other available rights and remedies, at law or in equity, may sue in equity for specific performance or injunctive relief, and the SELLER expressly waives the defense that a remedy in damages will be adequate.

10.13. DEFINITION OF KNOWLEDGE.

For purposes of this Agreement, the phrase "to the best knowledge of the SELLER" or the like, and any statement that the SELLER "knows" shall refer to the actual knowledge of all officers of the SELLER. The SELLER shall not be deemed to have knowledge solely by reason of the actual knowledge of the persons employed by SELLER other than the persons described in the preceding sentence.

10.14. SCHEDULES.

Disclosure of any fact or item in any Schedule hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not an explicit cross reference appears.

10.15. COUNTERPART EXECUTION.

       This Agreement may be executed in two or more counterparts, including execution by facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have set forth their hands and seals as of the date first written above.


SELLER:
SID HARVEY INDUSTRIES, INC.


BY:___________________________________
     Paul S. Harvey, President

WITNESSES:

___________________________________________________

___________________________________________________



BUYER:
PAMECO CORPORATION


BY:_____________________________________
     Gerald V. Gurbacki
     Chairman and Chief Executive Officer

WITNESSES:

___________________________________________________

___________________________________________________